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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                                JANUARY 17, 2000
                Date of Report (Date of earliest event reported)



                             HA-LO INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)




   ILLINOIS                       001-13525                36-3573412
(State or other                  (Commission              (IRS Employer
jurisdiction of                 File Number)           Identification No.)
incorporation)


 5980 WEST TOUHY AVENUE, NILES, ILLINOIS                      60714
(Address of principal executive offices)                    (Zip Code)



        Registrant's telephone number, including area code (847) 647-2300



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          (Former name or former address, if changed since last report)


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ITEM 5.  OTHER EVENTS.

         On January 17, 2000, HA-LO Industries, Inc., an Illinois corporation (the "Company"), entered into an Agreement and Plan of Merger and Plan of Reorganization, with HA-LO Industries, Inc., a Delaware corporation and wholly-owned subsidiary of the Company ("Sub"), and Starbelly.com, Inc. ("Starbelly"), which provides for the merger of Sub and Starbelly. In the merger, stockholders of Starbelly (including holders of options under Starbelly's stock option plan) will receive an aggregate of $19 million in cash, $51 million in the Company's preferred stock and the remainder in the Company's common stock. All outstanding options to purchase Starbelly's common stock will be assumed by the Company and converted into options to purchase Company common stock and preferred stock. It is intended that the transaction qualify as a tax-free reorganization for federal income tax purposes.

         The merger is subject to various conditions including the receipt of regulatory approvals and the approval of the transaction by the shareholders of the Company.

         Following the merger, John Kelley, Jr. will remain the Chief Executive Officer of the Company. Bradley Keywell, Chief Executive Officer of Starbelly, will become President and a director of the Company. Eric Lefkofsky, President of Starbelly, will become Chief Integration Officer and a director of the Company.

         In connection with the execution of the merger agreement, stockholders who in the aggregate own approximately 94% of the voting power of Starbelly's outstanding capital stock have voted in favor of the merger.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

         (c)      Exhibits.

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
         EXHIBIT NUMBER             DESCRIPTION OF EXHIBIT

         99.1                       Press Release dated January 18, 2000
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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                    HA-LO INDUSTRIES, INC.




January 21, 2000                    By: /s/ Gregory J. Kilrea
                                       ---------------------------------
                                       Gregory J. Kilrea,
                                       Chief Financial Officer


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         Exhibit Index.

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

         EXHIBIT NUMBER             DESCRIPTION OF EXHIBIT

         99.1                       Press Release dated January 18, 2000
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